Calculation of Registration Fee
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
VelocityShares 3x Long Silver ETN Linked to the S&P GSCI® Silver Index ER due October 14, 2031	$1,553,960	$211.96

Filed pursuant to Rule 424(b)(2)

Registration Statement No. 333-180300-03

October 24, 2012

Pricing Supplement Addendum No. 132 dated October 24, 2012

To the Pricing Supplement No. VLS ETN-2/A2 dated September 21, 2012,

Prospectus Supplement dated March 23, 2012

and Prospectus dated March 23, 2012

VelocityShares™ 3x Long Silver ETN Linked to the S&P GSCI® Silver Index ER due October 14, 2031 ("ETNs")

Issuer:	Credit Suisse AG, acting through its Nassau Branch

CUSIP/ISIN:	22542D662/US22542D6629

NYSE Arca Ticker Symbol:	USLV

Aggregate Offering Price of ETNs:	$1,553,960

Public Offering Price per ETN:	$31.0792

Principal Amount of ETNs:	$2,500,000

Principal Amount per ETN:	$50.00

Trade Date:	October 24, 2012

Settlement Date:	October 25, 2012

Agent:	Credit Suisse Securities (USA) LLC (“CSSU”), an affiliate of the Issuer

Proceeds to Issuer:	100.00% of the Aggregate Offering Price

Agent’s Discount and Commission:	0.00%. However, CSSU is expected to charge normal commissions for the purchase of the ETNs and may receive all or a portion of the investor fee. In addition, CSSU may charge investors a redemption charge of up to 0.05% of the stated principal amount of any ETN that is redeemed at the investor’s option. For a further description of the fees and commissions payable pertaining to the ETNs please see the section entitled “Supplemental Plan of Distribution (Conflicts of Interest)” in the accompanying pricing supplement.

You may lose some or all of your principal if you invest in the ETNs. See “Risk Factors” beginning on page PS-18 of the accompanying pricing supplement for risks relating to an investment in the ETNs.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement addendum, or the accompanying pricing supplement, prospectus supplement and prospectus, is truthful or complete. Any representation to the contrary is a criminal offense. The ETNs are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

Credit Suisse